UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2024

NATIONAL HEALTHCARE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13489 (Commission File Number)	52-2057472 (I.R.S. Employer Identification No.)

100 Vine Street Murfreesboro, Tennessee (Address of Principal Executive Offices)		37130 (Zip Code)

Registrant’s telephone number, including area code: (615) 890-2020

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.1 par value	NHC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 1, 2024, National HealthCare Corporation (“NHC”), as Borrower, and certain of its subsidiaries, as Guarantors, entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as lender (the “Lender”).

The Credit Agreement provides for a $200,000,000 senior credit facility with a five-year term consisting of a $50,000,000 revolving facility and a $150,000,000 term facility (the “Credit Facility”).

The Credit Facility is for general corporate purposes, including working capital and acquisitions. NHC is permitted, upon required notice to Lender and subject to certain minimum prepayment amounts, to prepay the amounts outstanding under the Credit Facility at any time without penalty. The unutilized portion of the commitments under the Credit Facility may be irrevocably reduced or terminated by NHC at any time. Loans bear interest at either (i) Term SOFR for interest periods of one (1), three (3) or six (6) months, plus the applicable margin or, at NHC’s option, (ii) the Base Rate plus the applicable margin. The applicable margin is a rate per annum between 1.30% and 1.65% for Term SOFR loans and between .30% and .65% for Base Rate loans, depending upon NHC meeting certain conditions.

NHC’s obligations under the Credit Agreement are unsecured. The Credit Agreement contains customary representations and warranties, financial covenants, and other customary affirmative and negative covenants. The Credit Agreement also contains customary events of default.

The description of the terms of the Credit Agreement contained in this Item 1.01 is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which NHC will file as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2024.

ITEM 2.01.         COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

NHC announced that on July 31, 2024 it completed the previously announced acquisition of fourteen skilled nursing facilities, which includes five facilities in North Carolina (three of which are continuing care retirement communities), and nine facilities in South Carolina, the assignment of a lease agreement for one skilled nursing facility under lease with White Oak of Waxhaw, LLC in North Carolina (the “White Oak Senior Care Business”), and the purchase of the White Oak long term care pharmacy domiciled in South Carolina and licensed in both North Carolina and South Carolina (the “Transaction”), effective August 1, 2024. The acquisition was effectuated pursuant to a Purchase and Sale Agreement entered on May 31, 2024 (the “Agreement”) by and between NHC/OP, L.P., a subsidiary of NHC, and White Oak Manor, Inc., a South Carolina corporation, its corporate subsidiaries, and White Oak Pharmacy, Inc., a South Carolina corporation, along with Douglas M. Cecil, Oliver K. Cecil, Jr., Dorothy Dean Cecil, Jeni Cecil Feeser, Beth Creech Cecil, John P. Barber and Teresa J. Cecil, as Trustee of the Teresa J. Cecil Revocable Trust U/A (collectively, the “Seller Parties” or “White Oak”), the entry of which was previously reported on a Form 8-K filed on May 31, 2024. NHC also entered a lease for the White Oak home office building in Spartanburg, South Carolina.

The purchase price for the Transaction was Two Hundred Twenty-One Million Four Hundred Thousand and 00/100 Dollars ($221,400,000.00), subject to prorations and adjustments as set forth in the Agreement. NHC purchased the name “White Oak,” and derivations thereof, including any logos and trademarks and will initially operate the facilities under the White Oak name.

The description of the terms of the Agreement and acquisition contained in this Item 2.01 is qualified in its entirety by reference to the full text of the Agreement, a copy of which NHC will file as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2024. The representations, warranties and covenants set forth in the Agreement have been made only for the purposes of the Agreement and were solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures, may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the Agreement, when filed, is only to provide investors with information regarding the terms of the Transaction, and not to provide investors with any other factual information regarding the parties or their respective businesses and should be read in conjunction with the disclosures in the Company's periodic reports and other filings with the Securities and Exchange Commission.

Item 7.01 REGULATION FD DISCLOSURE

On August 6, 2024, NHC issued a press release announcing its completion of the asset acquisition of the White Oak Senior Care Business and White Oak long term care pharmacy. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Exhibit
99.1	Press release dated August 6, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 6, 2024

NATIONAL HEALTHCARE CORPORATION

By:	/s/Stephen F. Flatt
Name:	Stephen F. Flatt
Title:	CEO